Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FOURTH QUARTER AND YEAR END 2020 FINANCIAL RESULTS

Englewood, Colorado, February 26, 2021 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported fourth quarter and year end 2020 results. Headlines include (1):

●	Attributed to Liberty SiriusXM Group
o	SiriusXM reported strong full year 2020 results
◾	SiriusXM self-pay net subscriber additions of 909,000 for the year
◾	Revenue of $8.04 billion in 2020
◾	Full year net income of $131 million; diluted EPS of $0.03 or $0.25, excluding $976 million non-cash impairment charge
◾	2020 adjusted EBITDA(2) hit record $2.58 billion, up 6%
◾	SiriusXM capital returns totaled $1.81 billion in 2020
◾	SiriusXM confirmed 2021 guidance
o	Liberty Media’s ownership of SiriusXM stood at 76.4% as of January 29th
o	From November 1st through January 31st, Liberty repurchased 2.4 million LSXMA/K shares for total cash consideration of $99 million
o	Balance sheet improvements at Liberty SiriusXM Group
◾	In November 2020, amended Live Nation margin loan and reduced number of underlying shares pledged from 53.7 million to 9.0 million with $200 million currently undrawn
◾	In February 2021, increased capacity under SiriusXM margin loan from $1.35 billion to $1.75 billion with $875 million currently undrawn
●	Attributed to Formula One Group
o	F1 successfully completed 17 race calendar in 2020
o	Planning for record 23 race calendar in 2021, beginning in Bahrain on March 28th

o	Average TV viewers per race was 87.4 million
o	Social media followers increased 36% to 35 million; fastest growth in social engagement compared to all other major sports with a 99% increase
o	Liberty Media Acquisition Corporation (“LMAC”) completed its IPO on January 26th for gross proceeds of $575 million
◾	Sponsor’s 20% interest in LMAC attributed to Formula One Group
●	Attributed to Braves Group
o	Braves received numerous performance accolades in 2020, including Freddie Freeman as National League MVP
o	Battery development generated a solid $5 million of operating income and $18 million of net operating income (“NOI”)(2) in 2020
◾	97% of Battery tenants currently open

“We want to thank our employees and management teams who did a tremendous job navigating and operating in an extremely challenging 2020.  SiriusXM posted very strong annual results and returned over $1.8 billion in capital to shareholders.  Formula 1 successfully completed a 17 race season with solid viewership.  We welcome Jennifer Witz and Stefano Domenicali in their new CEO roles,” said Greg Maffei, Liberty Media President and CEO.

Note on COVID-19

Liberty Media continues to monitor and assess the effects of the COVID-19 pandemic on its operations, wholly-owned businesses and various investments. The global spread of COVID-19 prompted many countries throughout the world to take aggressive actions, including imposing travel restrictions and stay-at-home orders, closing public attractions and restaurants, and mandating social distancing practices.  As a result, the start of the 2020 F1 season was delayed until the beginning of July 2020 and the Major League Baseball season was delayed until the end of July 2020. In addition, in mid-March 2020, Live Nation suspended all large-scale live entertainment events but has continued to host alternative types of concerts and live events in various global locations that are compliant with local safety standards. Liberty Media and our portfolio companies will continue to comply with the recommendations of various government agencies and focus on the safety of our employees, partners and customers. Liberty Media, SiriusXM, Formula 1 and Braves Holdings are in compliance with all debt covenants as of December 31, 2020.

Corporate Updates

On January 26, 2021, LMAC completed its IPO of 57.5 million units (the “Units”). LMAC is a newly incorporated blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  Each Unit consists of one share of Series A common stock of LMAC and one-fifth of one redeemable warrant of LMAC. Each whole warrant entitles the holder thereof to purchase one share of LMAC's Series A common stock for $11.50 per share, subject to adjustment, following the later of 30 days after the completion of LMAC's initial business combination and 12 months from the closing of the IPO. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to LMAC of $575 million. Concurrently with the IPO, LMAC completed the private sale of 10 million warrants to its sponsor, Liberty Media Acquisition Sponsor LLC (the “Sponsor”), a wholly-owned subsidiary of Liberty Media.

LMAC intends to search for a target in the media, digital media, music, entertainment, communications, telecommunications and technology industries. Liberty Media, through the Sponsor, owns 20% of LMAC’s issued and outstanding common stock and the Sponsor has committed to acquire $250 million of forward purchase units (each consisting of one share of LMAC’s Series B common stock and one-fifth of one warrant to purchase one share of LMAC’s Series A common stock) pursuant to a forward purchase agreement that will close substantially concurrently with the consummation of LMAC’s initial business combination. Liberty Media’s ownership interest in LMAC will consist primarily of Series B common stock following the consummation of LMAC’s initial business combination, and is initially being attributed to the Formula One Group tracking stock.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months or year ended December 31, 2020 to the same period in 2019.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the fourth quarter and full year 2020. Approximately $7 million and $41 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group in the fourth quarter and full year 2020, respectively.

	Three months ended			Twelve months ended
	December 31,			December 31,
	2019	2020	% Change	2019	2020	% Change

	amounts in millions			amounts in millions
Liberty SiriusXM Group
Revenue
Sirius XM Holdings	$2,062	$2,189	6%	$7,794	$8,040	3%
Total Liberty SiriusXM Group	$2,062	$2,189	6%	$7,794	$8,040	3%
Operating Income (Loss)
Sirius XM Holdings	382	(520)	NM	1,578	790	(50)%
Corporate and other	(12)	(7)	42%	(34)	(41)	(21)%
Total Liberty SiriusXM Group	$370	$(527)	NM	$1,544	$749	(51)%
Adjusted OIBDA
Sirius XM Holdings	582	660	13%	2,453	2,575	5%
Corporate and other	(7)	(5)	29%	(17)	(31)	(82)%
Total Liberty SiriusXM Group	$575	$655	14%	$2,436	$2,544	4%

The financial results above include the results of Pandora beginning February 1, 2019, the date SiriusXM completed the acquisition of Pandora. Pro forma results for SiriusXM including Pandora for 2019, including adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value of gain or loss on the Pandora investment and associated tax impacts, can be found in Liberty Media’s Form 10-K for the year ended December 31, 2020.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone fourth quarter and full year results on February 2, 2021.  For additional detail on SiriusXM’s financial results, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and Live Nation.

FORMULA ONE GROUP –   The following table provides the financial results attributed to the Formula One Group for the fourth quarter and full year 2020. Approximately $13 million and $46 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Formula One Group in the fourth quarter and full year 2020, respectively.

“I am thrilled to join the Formula 1 organization and continue to build on the strong foundation set by Chase Carey and the team,” said Stefano Domenicali, Formula 1 President and CEO.  “We are planning a record-setting 23 race calendar in 2021 and continue to work with governments, promoters and local organizations as we navigate COVID-19 protocols and regulations.  We’ve been excited to see drivers, celebrities and fans engage as we once again hosted the F1 Esports Virtual Grand Prix in 2021 and we look forward to the start of the season in Bahrain on March 28th.”

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2020	2019	2020

	amounts in millions		amounts in millions
Formula One Group
Revenue
Formula 1	$523	$485	$2,022	$1,145
Total Formula One Group	$523	$485	$2,022	$1,145
Operating Income (Loss)
Formula 1	$(6)	$(23)	$17	$(386)
Corporate and other	(17)	(18)	(52)	(58)
Total Formula One Group	$(23)	$(41)	$(35)	$(444)
Adjusted OIBDA
Formula 1	$110	$90	$482	$56
Corporate and other	(13)	(12)	(36)	(38)
Total Formula One Group	$97	$78	$446	$18

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	Three months ended			Twelve months ended
	December 31,			December 31,
	2019	2020	% Change	2019	2020	% Change

	(unaudited)			(unaudited)
	amounts in USD millions			amounts in USD millions
Primary Formula 1 revenue	$382	$415	9%	$1,664	$964	(42)%
Other Formula 1 revenue	141	70	(50)%	358	181	(49)%
Total Formula 1 revenue	$523	$485	(7)%	$2,022	$1,145	(43)%
Operating expenses (excluding stock-based compensation included below):
Team payments	(246)	(270)	(10)%	(1,012)	(711)	30%
Other cost of Formula 1 revenue	(124)	(94)	24%	(381)	(263)	31%
Cost of Formula 1 revenue	$(370)	$(364)	2%	$(1,393)	$(974)	30%
Selling, general and administrative expenses	(43)	(31)	28%	(147)	(115)	22%
Adjusted OIBDA	$110	$90	(18)%	$482	$56	(88)%
Stock-based compensation	(4)	(2)	50%	(19)	(13)	32%
Depreciation and Amortization	(112)	(111)	1%	(446)	(429)	4%
Operating income (loss)	$(6)	(23)	(283)%	$17	(386)	NM

Number of races in period	5	7		21	17

Due to the COVID-19 pandemic, the start of the 2020 season was postponed until early July, with certain races cancelled and others rescheduled to later dates. The 2020 revised calendar consisted of 17 events beginning July 5th and ending December 13th. Fans were only in attendance in reduced numbers at three races in 2020.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion fees, (ii) broadcasting fees and (iii) advertising and sponsorship fees. For the year ended December 31, 2020, these revenue streams comprised 12%, 55% and 17%, respectively, of total F1 revenue.

Primary F1 revenue increased in the fourth quarter primarily due to growth in broadcast revenue as a result of the pro-rata recognition of such revenue, with 7 of the 17 races taking place in the fourth quarter of 2020 compared to 5 of the 21 races taking place in the fourth quarter of 2019, partly offset by the impact of one-time contract fee renegotiations with certain broadcasters for 2020. Race promotion and advertising & sponsorship revenue both declined in the fourth quarter. Race promotion revenue was limited as fans were prohibited from attending all but two races during the fourth quarter. Advertising & sponsorship fees declined driven by one-time changes in sponsorship contracts due to the cancellation of races to which contracted sponsorship inventory specifically related and the limited activities at the races, including hospitality.

Primary F1 revenue declined in the full year. Race promotion revenue decreased as fans were prohibited from attending all but three races, which led to one-time changes in the contractual terms of the originally scheduled races that remained on the 2020 calendar and limited revenue generated from the replacement races that were added. Broadcast revenue decreased as the altered schedule triggered lower fees pursuant to the contractual terms of certain broadcast agreements, as well as other one-time contract negotiations that took place in 2020. Advertising & sponsorship revenue declined as F1 was prevented from delivering all elements of a typical sponsorship offering due to the cancellation of certain events to which contracted sponsorship inventory related and the limited activities available at the races, including hospitality. This led to a number of one-time changes in sponsorship fees for 2020, and in some cases the deferral of revenue related to undelivered sponsorship contract rights into future years.

Other F1 revenue decreased in the fourth quarter due to the non-operation of the Paddock Club at all events but one race, and even then with strictly limited capacity, and lower freight revenue driven by fewer flyaway races, partially offset by increased revenue from the F2 and F3 support series as there were two additional races in the current period compared to the prior year. For the full year, other F1 revenue decreased due to less races held, the non-operation of the Paddock Club and lower freight revenue, partially offset by increases in licensing and digital media income driven primarily by growth in F1 TV subscriptions.

Operating loss grew and adjusted OIBDA decreased in the fourth quarter and full year 2020.  Team payments increased in the fourth quarter due to the pro rata recognition of prize fund payments across the race season, and team payments decreased in the full year driven by the contraction in F1 revenue and the associated impact on the calculation of variable elements of team payments. Team payments in 2020 included one-time fees paid to teams upon signing the 2021 Concorde Agreement.

Other cost of F1 revenue is largely variable in nature and mostly relates to revenue opportunities. These costs decreased in the fourth quarter and full year due to lower hospitality and lower freight costs from fewer, logistically cheaper races. Selling, general and administrative expense decreased in the fourth quarter and full year primarily due to lower personnel and other expenses and reduced discretionary marketing expense.

The Liberty SiriusXM Group holds an approximate 2.2% intergroup interest (5.3 million notional shares) in the Formula One Group as of January 31, 2021. These shares are not included in the outstanding share count of Formula One Group in Liberty Media’s most recent Form 10-K. Assuming the issuance of the shares underlying this intergroup interest, the Formula One Group outstanding share count as of January 31, 2021 would have been 237 million.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1 and other minority investments, including Liberty Media Acquisition Corporation, AT&T and an inter-group interest in the Braves Group.

BRAVES GROUP -   The following table provides the financial results attributed to the Braves Group for the fourth quarter and full year 2020. Approximately $2 million and $7 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group in the fourth quarter and full year 2020, respectively.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2020	2019	2020

	amounts in millions		amounts in millions
Braves Group
Revenue
Corporate and other	$34	$35	$476	$178
Total Braves Group	$34	$35	$476	$178
Operating Income (Loss)
Corporate and other	(45)	(35)	(39)	(128)
Total Braves Group	$(45)	$(35)	$(39)	$(128)
Adjusted OIBDA
Corporate and other	(24)	(4)	49	(53)
Total Braves Group	$(24)	$(4)	$49	$(53)

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

Braves Operating Results

	Three months ended			Twelve months ended
	December 31,			December 31,
	2019	2020	% Change	2019	2020	% Change

	amounts in millions
Baseball revenue	$23	$23	—%	$438	$142	(68)%
Development revenue	11	12	9%	38	36	(5)%
Total revenue	$34	$35	3%	$476	$178	(63)%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(39)	(27)	31%	(344)	(170)	51%
Selling, general and administrative expenses	(18)	(12)	33%	(78)	(57)	27%
Adjusted OIBDA	$(23)	$(4)	83%	$54	$(49)	NM
Stock-based compensation	(4)	(14)	(250)%	(15)	(3)	80%
Depreciation and Amortization	(17)	(15)	12%	(71)	(69)	3%
Operating income (loss)	$(44)	$(33)	25%	$(32)	$(121)	(278)%

Regular season home games in period	—	—		81	30
Postseason home games in period	3	7		3	7

Due to the outbreak of COVID-19, MLB postponed the start of the 2020 season until late July. The regular season included 60 games (30 home and 30 away) beginning July 24th and ending September 27th. Accordingly, the majority of Braves revenue in 2020 was recognized during the third quarter with modest postseason revenue recognized in the fourth quarter, compared to an ordinary 162 game season with revenue recognized primarily over the second and third quarters. There were no fans in attendance during the 2020 season.

Baseball revenue is comprised of (i) ballpark operations (ticket sales, concessions, corporate sales, retail, suites, premium seat fees and postseason), (ii) local broadcast rights and (iii) national broadcast, licensing and other shared MLB revenue streams. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

Baseball revenue was flat in the fourth quarter despite more postseason games held given the structure of the MLB postseason to accommodate COVID-19 safety protocols. The decrease in baseball revenue for the full year was primarily driven by fewer games held without fans, which led to lower ballpark operations revenue from decreased ticket and concession sales. Fewer games also negatively impacted broadcasting revenue. Development revenue increased in the fourth quarter primarily due to increased parking revenue and decreased for the full year driven by the deferral of rental income from certain tenants at the mixed-use development.

Operating loss and adjusted OIBDA loss improved in the fourth quarter due to lower team costs and postseason operating expense as games were not held at Truist Park, as well as reduced marketing spend and winter player development expense. For the full year, operating loss increased and adjusted OIBDA declined. Lower revenue was partially offset by decreased operating expense as a result of lower player salaries, as players were paid a pro-rata portion of their salaries. Additionally, the Braves had lower facility and game day expenses driven by fewer games with no fans and lower selling, general and administrative expense primarily due to reduced marketing expense.

The Formula One Group holds an approximate 11.1% intergroup interest (6.8 million notional shares) and the Liberty SiriusXM Group holds an approximate 3.7% intergroup interest (2.3 million notional shares) in the Braves Group as of January 31, 2021. These shares are not included in the outstanding share count of the Braves Group in Liberty Media’s most recent Form 10-K. Assuming the issuance of the shares underlying these intergroup interests, the Braves Group outstanding share count as of January 31, 2021 would have been 61 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club, four minor league baseball clubs (as of 2021) and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From November 1, 2020 through January 31, 2021, Liberty SiriusXM Group repurchased approximately 925 thousand Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $41.23 for total cash consideration of $38 million and repurchased approximately 1.5 million Series A Liberty SiriusXM shares (Nasdaq: LSXMA) at an average cost per share of $41.10 for total cash consideration of $61 million.

The total remaining repurchase authorization for Liberty Media as of February 1, 2021 is approximately $1.0 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)	Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 10:00 a.m. (E.S.T.) on February 26, 2021. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of adjusted OIBDA (as defined by Liberty Media), adjusted EBITDA (as defined by SiriusXM) and net operating income (as defined by Braves) and applicable reconciliations, see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's consolidated balance sheet and statement of operations to be included in its Form 10-K for the year ended December 31, 2020.

Fair Value of Corporate Public Holdings

(amounts in millions)	9/30/2020	12/31/2020
Liberty SiriusXM Group
Live Nation Investment(a)	$3,752	$5,118
iHeart(b)	57	91
Total Liberty SiriusXM Group(c)	$3,809	$5,209
Formula One Group
Public Holdings(d)	177	181
Total Formula One Group	$177	$181
Braves Group	N/A	N/A
Total Liberty Media	$3,986	$5,390

a)	Represents the fair value of the equity investment attributed to Formula One Group. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at $289 million and $163 million as of September 30, 2020 and December 31, 2020, respectively. Includes all shares of Live Nation owned with no adjustment to fair value for the 34.8 million notional shares underlying the call spread held at the Formula One Group, which was valued at approximately $276 million and $371 million as of September 30, 2020 and December 31, 2020, respectively.
b)	Includes fair value of iHeart shares and warrants which are included in other long-term assets.
c)	Excludes Braves Group and Formula One Group intergroup interests.
d)	Represents the carrying value of other public holdings which are accounted for at fair value. Excludes Braves Group intergroup interest.

Fair Value of Intergroup Assets and Liabilities

The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the unrealized gain (loss) on the intergroup interest line item in the unaudited attributed consolidated statements of operations. The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of Liberty Media’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

The Live Nation call spread was issued in connection with the reattribution between Liberty SiriusXM Group and Formula One Group in April 2020.  Formula One Group bought from Liberty SiriusXM Group a European call option on 34.8 million Live Nation shares with a strike price of $36.72 (the “Reattribution Price”).  Simultaneously, Formula One Group sold to Liberty SiriusXM Group a European call option on 34.8 million Live Nation shares with a strike price of $47.74, a 30% premium to the Reattribution Price.  The call spread matures on April 22, 2021 and is included within Other Current Assets and Other Current Liabilities on Liberty Media’s unaudited attributed condensed consolidated balance sheet.

	Attributed
	as of December 31, 2020
	Liberty				Formula
	SiriusXM		Braves		One
	Group		Group		Group

(amounts in millions)	Notional Shares	Value	Notional Shares	Value	Notional Shares	Value
Braves Group intergroup interests	2.3	$57	(9.1)	$(226)	6.8	$169
Formula One Group intergroup interest	5.3	$200			(5.3)	$(200)
Live Nation call spread	(34.8)	$(371)			34.8	$371

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2020	12/31/2020
Cash, Cash Equivalents and Restricted Cash Attributable to:
Liberty SiriusXM Group(a)(b)	$148	$1,008
Formula One Group(c)	1,586	1,684
Braves Group(b)	240	185
Total Consolidated Cash, Cash Equivalents and Restricted Cash (GAAP)	$1,974	$2,877

Debt:
SiriusXM senior notes(d)	$7,750	$7,750
Pandora convertible senior notes	194	193
1.375% cash convertible notes due 2023(e)	1,000	1,000
2.125% SiriusXM exchangeable senior debentures due 2048(e)	400	400
2.25% Live Nation exchangeable senior debentures due 2048(e)	385	385
2.75% SiriusXM exchangeable senior debentures due 2049(e)	604	604
0.5% Live Nation exchangeable senior debentures due 2050(e)	—	920
SiriusXM margin loan(f)	750	750
Live Nation margin loan	—	—
Other subsidiary debt(g)	—	649
Total Attributed Liberty SiriusXM Group Debt	$11,083	$12,651
Unamortized discount, fair market value adjustment and deferred loan costs	2	349
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$11,085	$13,000

1% cash convertible notes due 2023(e)	450	450
2.25% AT&T exchangeable senior debentures due 2046(e)	204	203
Formula 1 term loan and revolving credit facility	2,902	2,902
Other corporate level debt	76	74
Total Attributed Formula One Group Debt	$3,632	$3,629
Fair market value adjustment	83	130
Total Attributed Formula One Group Debt (GAAP)	$3,715	$3,759

Atlanta Braves debt	714	674
Total Attributed Braves Group Debt	$714	$674
Deferred loan costs	(4)	(4)
Total Attributed Braves Group Debt (GAAP)	$710	$670

Total Liberty Media Corporation Debt (GAAP)	$15,510	$17,429

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a)	Includes $44 million and $83 million of cash, liquid investments and restricted cash held at SiriusXM as of September 30, 2020 and December 31, 2020, respectively.
b)	Includes restricted cash held in reserves pursuant to the terms of various financial obligations.
c)	Includes $139 million and $265 million of cash and liquid investments held at Formula 1 as of September 30, 2020 and December 31, 2020, respectively.
d)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
e)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
f)	SiriusXM margin loan amended subsequent to quarter end. See additional detail below.
g)	Includes SiriusXM revolving credit facility.

Total cash, liquid investments and restricted cash attributed to Liberty SiriusXM Group increased $860 million during the fourth quarter as additional borrowing at Liberty SiriusXM and SiriusXM and cash from operations at SiriusXM more than offset return of capital.  Included in the cash, liquid investments and restricted cash balance attributed to Liberty SiriusXM Group at December 31, 2020 is $83 million at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.

Total debt attributed to Liberty SiriusXM Group increased $1.6 billion during the fourth quarter due to borrowing under SiriusXM’s revolving credit facility and additional debt raised at Liberty SiriusXM Group. On November 12, 2020, Liberty Media closed a private offering of $920 million of 0.50% exchangeable senior debentures due 2050 including the exercise of the greenshoe. The number of shares of Live Nation common stock attributable to a debenture represents an initial exchange price of $90.10 per share. A total of approximately 10.2 million shares of Live Nation common stock are attributable to the debentures. Net proceeds are expected to be used for general corporate purposes, which may include the future repayment of indebtedness, including Liberty’s 2.25% Exchangeable Senior Debentures due 2048, and the settlement of the call spread between the Formula One Group and the Liberty SiriusXM Group related to 34.8 million shares of Liberty’s Live Nation common stock. Additionally, the Live Nation margin loan was amended in November 2020, reducing the borrowing capacity to $200 million, increasing the interest rate to LIBOR plus 2.0%, decreasing the undrawn commitment fee to 0.5% per annum and extending the maturity date to December 9, 2022. The shares of Live Nation common stock underlying the margin loan was reduced from 53.7 million to 9.0 million following the amendment.

Subsequent to quarter end, Liberty Media amended its SiriusXM margin loan agreement, increasing borrowing capacity to $1.75 billion and extending the maturity to March 2024. There are 1.0 billion eligible pledged shares of SiriusXM common stock that collateralize the SiriusXM margin loan agreement. On February 24, 2021, Liberty Media borrowed an additional $125 million under the margin loan.

Total cash and liquid investments attributed to Formula One Group increased $98 million during the fourth quarter, primarily as a result of operating cash flow at F1 primarily due to the timing of cash payments and receipts with commercial partners. Total debt attributed to Formula One Group was flat in the fourth quarter.

Total cash, liquid investments and restricted cash attributed to the Braves Group decreased $55 million during the fourth quarter driven by net debt repayment, capital expenditures related to the mixed-use development and cash used for operations at the Braves in the postseason.

Total debt attributed to the Braves Group decreased $40 million during the fourth quarter due to the repayment under the Braves team revolver, partially offset by increased borrowing to fund the mixed-use development. On January 29, 2021, the Braves amended one of the debt agreements of the mixed-use loans, waiving the debt yield covenant until the quarter ending June 30, 2021. The second phase of the Battery Atlanta mixed-use development is currently on-time and on-budget. It is expected to cost approximately $200 million, of which the Braves and affiliated entities have already funded approximately $55 million in equity and $85 million in debt, with $60 million incremental debt funding remaining.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 10:00 a.m. (E.S.T.) on February 26, 2021.  The call can be accessed by dialing (800) 289-0571 or (720) 543-0206, passcode 7511151 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, LMAC’s initial business combination, Formula 1’s race calendar and new races, timing, costs and funding associated with the Battery Atlanta mixed-use development and new Braves facilities, the continuation of our stock repurchase plan, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions (including SiriusXM’s acquisition of Pandora), rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement, continued access to capital on terms acceptable to Liberty Media, changes in law, including consumer protection laws, and their enforcement, the impact of COVID-19, including on general market conditions and the ability of Formula 1, the Braves and Live Nation to hold live events and fan attendance at such events, and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

December 31, 2020 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$996	151	1,684	—	2,831
Trade and other receivables, net	672	30	121	—	823
Other current assets	225	63	459	(371)	376
Total current assets	1,893	244	2,264	(371)	4,030
Intergroup interests	257	—	169	(426)	—
Investments in affiliates, accounted for using the equity method	886	94	38	—	1,018

Property and equipment, at cost	2,842	977	198	—	4,017
Accumulated depreciation	(1,526)	(178)	(74)	—	(1,778)
	1,316	799	124	—	2,239

Intangible assets not subject to amortization
Goodwill	15,082	180	3,956	—	19,218
FCC licenses	8,600	—	—	—	8,600
Other	1,242	143	—	—	1,385
	24,924	323	3,956	—	29,203
Intangible assets subject to amortization, net	1,471	24	3,883	—	5,378
Other assets	1,334	87	757	(42)	2,136
Total assets	$32,081	1,571	11,191	(839)	44,004

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(22)	(35)	57	—	—
Accounts payable and accrued liabilities	1,380	53	150	—	1,583
Current portion of debt	475	59	209	—	743
Deferred revenue	1,721	90	259	—	2,070
Other current liabilities	442	6	17	(371)	94
Total current liabilities	3,996	173	692	(371)	4,490
Long-term debt	12,525	611	3,550	—	16,686
Deferred income tax liabilities	2,116	52	—	(42)	2,126
Redeemable intergroup interests	—	226	200	(426)	—
Other liabilities	689	218	194	—	1,101
Total liabilities	19,326	1,280	4,636	(839)	24,403
Equity / Attributed net assets	8,250	291	6,550	—	15,091
Noncontrolling interests in equity of subsidiaries	4,505	—	5	—	4,510
Total liabilities and equity	$32,081	1,571	11,191	(839)	44,004

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2020 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$8,040	—	—	8,040
Formula 1 revenue	—	—	1,145	1,145
Other revenue	—	178	—	178
Total revenue	8,040	178	1,145	9,363
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,421	—	—	2,421
Programming and content	481	—	—	481
Customer service and billing	481	—	—	481
Other	196	—	—	196
Cost of Formula 1 revenue	—	—	974	974
Subscriber acquisition costs	362	—	—	362
Other operating expenses	264	170	—	434
Selling, general and administrative	1,509	67	174	1,750
Impairment of intangible assets	976	—	—	976
Acquisition and restructuring	28	—	—	28
Depreciation and amortization	573	69	441	1,083
	7,291	306	1,589	9,186
Operating income (loss)	749	(128)	(444)	177
Other income (expense):
Interest expense	(462)	(26)	(146)	(634)
Intergroup interest income (expense)	(7)	—	7	—
Share of earnings (losses) of affiliates, net	(484)	6	(108)	(586)
Unrealized gain/(loss) on inter-group interests	125	42	(167)	—
Realized and unrealized gains (losses) on financial instruments, net	(521)	(10)	129	(402)
Other, net	(13)	—	23	10
	(1,362)	12	(262)	(1,612)
Earnings (loss) before income taxes	(613)	(116)	(706)	(1,435)
Income tax (expense) benefit	(106)	38	112	44
Net earnings (loss)	(719)	(78)	(594)	(1,391)
Less net earnings (loss) attributable to the noncontrolling interests	28	—	2	30
Net earnings (loss) attributable to Liberty stockholders	$(747)	(78)	(596)	(1,421)

Programming and content	32	—	—	32
Customer service and billing	6	—	—	6
Other costs of services	6	—	—	6
Operating	43	—	—	43
Selling, general and administrative	147	6	21	174
Stock compensation expense	$234	6	21	261

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2019 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$7,794	—	—	7,794
Formula 1 revenue	—	—	2,022	2,022
Other revenue	—	476	—	476
Total revenue	7,794	476	2,022	10,292
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,291	—	—	2,291
Programming and content	462	—	—	462
Customer service and billing	475	—	—	475
Other	199	—	—	199
Cost of Formula 1 revenue	—	—	1,394	1,394
Subscriber acquisition costs	427	—	—	427
Other operating expenses	280	344	—	624
Selling, general and administrative	1,495	100	210	1,805
Acquisition and restructuring	84	—	—	84
Depreciation and amortization	537	71	453	1,061
	6,250	515	2,057	8,822
Operating income (loss)	1,544	(39)	(35)	1,470
Other income (expense):
Interest expense	(435)	(27)	(195)	(657)
Share of earnings (losses) of affiliates, net	(24)	18	12	6
Unrealized gain/(loss) on inter-group interests	—	(42)	42	—
Realized and unrealized gains (losses) on financial instruments, net	(41)	(4)	(270)	(315)
Other, net	(38)	2	45	9
	(538)	(53)	(366)	(957)
Earnings (loss) before income taxes	1,006	(92)	(401)	513
Income tax (expense) benefit	(271)	15	90	(166)
Net earnings (loss)	735	(77)	(311)	347
Less net earnings (loss) attributable to the noncontrolling interests	241	—	—	241
Net earnings (loss) attributable to Liberty stockholders	$494	(77)	(311)	106

Programming and content	30	—	—	30
Customer service and billing	4	—	—	4
Other	9	—	—	9
Other operating expenses	49	—	—	49
Selling, general and administrative	154	17	28	199
Stock compensation expense	$246	17	28	291

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2020 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$(719)	(78)	(594)	(1,391)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	573	69	441	1,083
Stock-based compensation	234	6	21	261
Impairment of intangible assets	976	—	—	976
Share of (earnings) loss of affiliates, net	484	(6)	108	586
Unrealized (gains) losses on intergroup interests, net	(125)	(42)	167	—
Realized and unrealized (gains) losses on financial instruments, net	521	10	(129)	402
Noncash interest expense	12	1	4	17
Losses (gains) on dilution of investment in affiliate	(4)	—	—	(4)
Loss on early extinguishment of debt	40	—	—	40
Deferred income tax expense (benefit)	40	(10)	(125)	(95)
Intergroup tax allocation	5	(28)	23	—
Intergroup tax (payments) receipts	8	2	(10)	—
Other charges (credits), net	26	9	—	35
Changes in operating assets and liabilities
Current and other assets	32	(29)	(37)	(34)
Payables and other liabilities	(179)	41	(8)	(146)
Net cash provided (used) by operating activities	1,924	(55)	(139)	1,730
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	—	13	13
Cash (paid) received for acquisitions, net of cash acquired	(300)	—	—	(300)
Investments in equity method affiliates and debt and equity securities	(96)	—	(17)	(113)
Return of investments in equity method affiliates	—	—	105	105
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	20	—	—	20
Capital expended for property and equipment, including internal-use software and website development	(350)	(81)	(21)	(452)
Other investing activities, net	(8)	4	(5)	(9)
Net cash provided (used) by investing activities	(734)	(77)	75	(736)
Cash flows from financing activities:
Borrowings of debt	4,149	228	521	4,898
Repayments of debt	(2,203)	(114)	(614)	(2,931)
Intergroup Loan (repayment) borrowing	(750)	—	750	—
Liberty SiriusXM stock repurchase	(249)	—	(69)	(318)
Subsidiary shares repurchased by subsidiary	(1,555)	—	—	(1,555)
Reattribution between Liberty SiriusXM Group and Liberty Formula One Group	(608)	—	608	—
Proceeds from Liberty SiriusXM common stock rights offering	754	—	—	754
Cash dividends paid by subsidiary	(64)	—	—	(64)
Taxes paid in lieu of shares issued for stock-based compensation	(116)	(1)	(3)	(120)
Other financing activities, net	(47)	(8)	(35)	(90)
Net cash provided (used) by financing activities	(689)	105	1,158	574
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	3	3
Net increase (decrease) in cash, cash equivalents and restricted cash	501	(27)	1,097	1,571
Cash, cash equivalents and restricted cash at beginning of period	507	212	587	1,306
Cash, cash equivalents and restricted cash at end of period	$1,008	185	1,684	2,877

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2019 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$735	(77)	(311)	347
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	537	71	453	1,061
Stock-based compensation	267	17	28	312
Share of (earnings) loss of affiliates, net	24	(18)	(12)	(6)
Unrealized (gains) losses on intergroup interests, net	—	42	(42)	—
Realized and unrealized (gains) losses on financial instruments, net	41	4	270	315
Noncash interest expense	7	1	1	9
Losses (gains) on dilution of investments in affiliate	—	—	(7)	(7)
Loss on early extinguishment of debt	57	—	—	57
Deferred income tax expense (benefit)	268	(7)	(141)	120
Intergroup tax allocation	(21)	(8)	29	—
Intergroup tax (payments) receipts	(3)	21	(18)	—
Other charges (credits), net	4	18	(14)	8
Changes in operating assets and liabilities
Current and other assets	(11)	(12)	20	(3)
Payables and other liabilities	39	23	38	100
Net cash provided (used) by operating activities	1,944	75	294	2,313
Cash flows from investing activities:
Cash proceeds from dispositions of investments	373	—	69	442
Cash (paid) received for acquisitions, net of cash acquired	313	—	—	313
Investments in equity method affiliates and debt and equity securities	(19)	(4)	(6)	(29)
Return of investments in equity method affiliates	—	—	23	23
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	11	—	—	11
Capital expended for property and equipment, including internal-use software and website development	(363)	(103)	(44)	(510)
Other investing activities, net	69	—	(5)	64
Net cash provided (used) by investing activities	384	(107)	37	314
Cash flows from financing activities:
Borrowings of debt	5,795	96	129	6,020
Repayments of debt	(4,833)	(31)	(7)	(4,871)
Liberty SiriusXM stock repurchases	(419)	—	(24)	(443)
Subsidiary shares repurchased by subsidiary	(2,159)	—	—	(2,159)
Cash dividends paid by subsidiary	(68)	—	—	(68)
Taxes paid in lieu of shares issued for stock-based compensation	(201)	(4)	(6)	(211)
Other financing activities, net	(38)	(7)	4	(41)
Net cash provided (used) by financing activities	(1,923)	54	96	(1,773)
Net increase (decrease) in cash, cash equivalents and restricted cash	405	22	427	854
Cash, cash equivalents and restricted cash at beginning of period	102	190	160	452
Cash, cash equivalents and restricted cash at end of period	$507	212	587	1,306

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three months and years ended December 31, 2019 and December 31, 2020, respectively.

(amounts in millions)	4Q19	4Q20	2019	2020
Liberty SiriusXM Group
Revenue	$2,062	$2,189	$7,794	$8,040

Operating income	$370	$(527)	$1,544	$749
Depreciation and amortization	141	141	537	573
Stock compensation expense	63	61	246	234
Impairment of intangible assets	—	976	—	976
Litigation settlement	—	—	25	(16)
Acquisition and restructuring	1	4	84	28
Adjusted OIBDA	$575	$655	$2,436	$2,544

Formula One Group
Revenue	$523	$485	$2,022	$1,145

Operating income (loss)	$(23)	$(41)	$(35)	$(444)
Depreciation and amortization	113	115	453	441
Stock compensation expense	7	4	28	21
Adjusted OIBDA	$97	$78	$446	$18

Braves Group
Revenue	$34	$35	$476	$178

Operating income (loss)	$(45)	$(35)	$(39)	$(128)
Depreciation and amortization	17	15	71	69
Stock compensation expense	4	16	17	6
Adjusted OIBDA	$(24)	$(4)	$49	$(53)

Liberty Media Corporation (Consolidated)
Revenue	$2,619	$2,709	$10,292	$9,363

Operating income	$302	$(603)	$1,470	$177
Depreciation and amortization	271	271	1,061	1,083
Stock compensation expense	74	81	291	261
Impairment of intangible assets	—	976	—	976
Litigation settlement	—	—	25	(16)
Acquisition and restructuring	1	4	84	28
Adjusted OIBDA	$648	$729	$2,931	$2,509

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as follows:  EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization.  SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below.  Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM merger and the Pandora acquisition, (ii) predecessor net income adjusted for certain expenses, including depreciation and amortization, other income (loss), and share-based payment expense for January 2019, (iii) share-based payment expense, (iv) impairment charges and (v) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business.  SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing SiriusXM’s operating performance to the performance of other communications, entertainment and media companies.  SiriusXM believes investors use adjusted EBITDA to estimate its current enterprise value and to make investment decisions.  As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense.  SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business.  SiriusXM also believes the exclusion of the legal settlements and reserves, acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of SiriusXM’s normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition.  SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate SiriusXM’s operating results after giving effect for these costs, should refer to net income as disclosed in its consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to adjusted EBITDA is calculated as follows:

	Unaudited
	For the Years Ended
	December 31,
	2019	2020
($ in millions)
Net income:	$914	$131
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	25	(16)
Acquisition and restructuring (1)	84	28
Share-based payment expense	229	223
Depreciation and amortization	468	506
Impairment of intangible assets	—	976
Interest expense	390	394
Loss on extinguishment of debt	57	40
Other expense (income)	3	(6)
Income tax expense	283	299
Purchase price accounting adjustments:
Revenues	13	6
Operating expenses	(14)	(6)
Pro forma adjustments(2)	(25)	—
Adjusted EBITDA	$2,427	$2,575

(1)	Acquisition and other related costs include $21 million of share-based compensation expense.
(2)	Pro forma adjustment for the year ended December 31, 2019 includes Pandora's net income for the year ended December 31, 2019 of $(44) million plus depreciation and amortization of $6 million, share-based payment expense of $11 million, acquisition and other related costs of $1 million, and interest expense of $2 million offset by other income of $1 million.

SCHEDULE 3

This press release also includes a presentation of net operating income for the Battery development, which is a non-GAAP financial measure used by the Braves, together with a reconciliation from operating income for the Battery development. Liberty Media and the Braves define net operating income for the Battery development as operating income for the Battery development less parking & other revenue, plus ownership expenses, stock-based compensation and depreciation and amortization.

Liberty Media and the Braves believe net operating income for the Battery development is an important indicator of the operational strength and performance of the Battery development. Liberty Media and the Braves view operating income as the most directly comparable GAAP measure.  Net operating income is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media and the Brave's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of net operating income for the Battery development to operating income for the Battery development for the twelve months ended December 31, 2020.

Unaudited
For the Year Ended
December 31, 2020
($ in millions)
Operating Income - Battery development	$5
Parking / other	(3)
Corporate overhead	1
Stock-based compensation(1)	1
Depreciation / amortization	14
Net Operating Income - Battery development	$18

(1)	Stock-based compensation is unallocated between the Braves and the Battery Development, amount included for illustrative purposes.